UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ADVANCED MICRO DEVICES, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing of which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On March 23, 2010, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Advanced Micro Devices, Inc. (the “Company”) adopted the policies set forth below concerning agreements with the Company (i) for taxes due as a result of pension payments to executives and (ii) for severance payments as a result of a termination of employment following a change in control of the Company. The Compensation Committee believes that these policies are consistent with best practices.

After the date of the adoption of this policy, the Company will not enter into any agreements with executive officers to reimburse them for any taxes incurred by them with respect to pension payments made to them by the Company.

After the date of the adoption of this policy, the Company will not enter into any change of control provisions with executive officers that would cause severance payments in the event of a termination of employment after a change in control of the Company to exceed (i) two times the sum of the executive officers’ (A) base compensation and (B) target annual bonus, plus (ii) a pro-rata bonus for the year in which such termination of employment occurs, assuming performance at target levels.